Exhibit 99.1

NeoPhotonics Reports First Quarter 2011 Financial Results

Revenue Increased 27% Over First Quarter 2010

Highest First Quarter Revenue in Company History

Strong Increase in Demand for Access Products

SAN JOSE, CA (May 5, 2011) – NeoPhotonics Corporation (NYSE: NPTN), a leading designer and manufacturer of photonic integrated circuit, or PIC, based modules and subsystems for bandwidth-intensive, high speed communications networks, today announced financial results for its first quarter ended March 31, 2011.

“Today we reported first quarter revenue of $50.9 million, up 27% from the same period a year ago, the highest first quarter in our history and, despite softness in markets in Asia, substantially above our projections for the quarter,” said Tim Jenks, Chairman, President and CEO of NeoPhotonics. “Further, we reported Non-GAAP diluted earnings per share of $0.01 for the first quarter of 2011, which is also above the top end of our projections for the period.

“Our product mix in the first quarter reflected strong growth in our Access products that are focused on fiber-to-the-home (FTTH) deployments. Generally, gross margins for our Access products are lower than some other products in our portfolio, which negatively impacted our gross margins for the quarter. However, with strong cost controls and increased efficiencies we were able to deliver earnings above our expectations,” concluded Mr. Jenks.

Financial Highlights for the First Quarter of 2011

NeoPhotonics recorded quarterly revenue of $50.9 million in the first quarter of 2011, approximately flat with the fourth quarter of 2010, and an increase of $10.7 million, or 27%, over the first quarter of 2010. Gross margin for the first quarter of 2011 was 24.4%, down from 27.7% in the fourth quarter of 2010 and 31.6% in the first quarter of 2010. Non-GAAP gross margin for the first quarter of 2011 was 25.8%, down from 28.3% for the fourth quarter of 2010 and 33.8% for the first quarter of 2010.

Net loss was ($1.9 million) for the first quarter of 2011, as compared to net income of $0.4 million in the fourth quarter of 2010 and a net loss of ($19,000) in the first quarter of 2010. Non-GAAP net income was $0.1 million for the first quarter of 2011, as compared to Non-GAAP net income of $1.7 million in the previous quarter and $1.5 million in the same quarter last year. Diluted net loss per share was ($1.26) for the first quarter of 2011, as compared to diluted net income per share of $0.00 for the fourth quarter of 2010 and diluted net loss per share of ($0.03) for the first quarter of 2010. Diluted net loss per share includes a charge of approximately ($1.13) per share relating to a beneficial conversion feature on converted preferred stock that was recognized upon the completion of the company’s initial public offering. Non-GAAP diluted net income per share was

$0.01 for the first quarter of 2011, as compared to $0.10 for the fourth quarter of 2010 and $0.09 for the first quarter of 2010. Adjusted EBITDA was $3.3 million in the first quarter of 2011, down from $4.9 and $4.3 million in the fourth and first quarters of 2010, respectively.

This release presents certain Non-GAAP financial measures. See “Use of Non-GAAP Financial Information” later in this press release for a description of these Non-GAAP financial measures. A reconciliation of Non-GAAP financial measures to GAAP financial measures is included at the end of this press release.

Cash and cash equivalents totaled $92.5 million at the end of the first quarter of 2011, after repayment of debt of $8.8 million in the first quarter, up from $25.5 million at the end of the fourth quarter of 2010. In February 2011, NeoPhotonics completed an initial public offering of common stock, generating net proceeds of $84.1 million after offering expenses.

Business Highlights for the First Quarter of 2011

•

NeoPhotonics announced a new PIC-based integrated coherent receiver (ICR) for 40 and 100 Gbps DWDM transmission systems that incorporates an integrated polarizing beam splitter (PBS). This new NeoPhotonics® ICR is designed to eliminate the need for system designers to place a PBS externally, decreasing circuit board footprint requirements and simplifying fiber routing.

•

NeoPhotonics announced that its PIC products surpassed 3 billion operating hours without a reported field failure. NeoPhotonics’ PIC products integrate numerous functions into a single optical chip, thereby eliminating many interconnection and packaging elements, and are designed to provide higher reliability compared to discrete, or non-PIC, products. Since 2003, NeoPhotonics has shipped more than 240,000 PIC modules and subsystems for deployment in telecommunications networks around the world.

•	NeoPhotonics generated record revenue in the quarter from sales of FTTH modules in its Access product portfolio.

Outlook for the Quarter Ending June 30, 2011

During the second quarter ending June 30, 2011, NeoPhotonics anticipates that it will be impacted by several factors, such as the potential impact from the earthquake and tsunami in Japan and general slowdown in Asia. Accordingly, NeoPhotonics currently expects revenues for the second quarter to be in the range of $47 million to $53 million. NeoPhotonics expects GAAP and Non-GAAP gross margin to be in line with the first quarter, plus or minus one hundred basis points, primarily depending on volume and product mix. Diluted net income per share is expected to be approximately a loss of six cents per share, plus or minus a penny. Non-GAAP diluted net income per share is expected to be approximately break-even plus or minus a penny.

The Non-GAAP outlook for the second quarter of 2011 excludes the expected amortization of intangibles of approximately $0.3 million and the anticipated impact of stock-based compensation expense of approximately $1.2 million, of which $0.02 million and $0.4 million is estimated to relate to gross margin, respectively.

Conference Call

The company will discuss these financial results in a conference call at 5:00 p.m. EDT today. The public is invited to listen to a live webcast of the conference call on the Investor Relations section of the company website at http://ir.neophotonics.com/.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until May 10, 2011 and can be accessed by dialing 888-203-1112 if you are calling from within the United States, or 719-457-0820 if you are calling from outside the United States, and entering the replay pass code 5337911. A replay of the webcast will be available on the Investors section on the company’s website approximately two hours after the conclusion of the call.

About NeoPhotonics

NeoPhotonics is a leading designer and manufacturer of photonic integrated circuit, or PIC, based modules and subsystems for bandwidth-intensive, high-speed communications networks. The company’s products enable cost-effective, high-speed data transmission and efficient allocation of bandwidth over communications networks. NeoPhotonics maintains headquarters in San Jose, California and ISO 9001:2000 certified engineering and manufacturing facilities in Silicon Valley (USA) and Shenzhen, China. For additional information, visit www.neophotonics.com.

NeoPhotonics is a registered trademark and the red dot logo is a trademark of NeoPhotonics Corporation.

Forward Looking Statements

The statements in this press release under the heading “Outlook for the Quarter Ending June 30, 2011” are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. These forward-looking statements involve risks and uncertainties, as well as assumptions and current expectations. The company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks, uncertainties and assumptions. The risks and uncertainties that could cause the company’s results to differ materially from those expressed or implied by such forward-looking statements include but are not limited to:

disruptions in the supply chain or in demand for the company’s products due to the potential impact of the earthquake and tsunami in Japan on the company’s business may be greater than expected, which would cause operating results to be lower than expected in the second quarter; the effects of slower LTE deployments in China, excess inventory in the West and unrest in the Middle East and Africa, which impacted the first quarter, may continue at a rate greater than expected, which would cause operating results to be lower than expected in the second quarter; the company’s rate of new design wins and the rate at which design wins go into production could be slower than the company expects due to the reasons cited above or other reasons, acceptance by customers of new product introductions or the timing of such acceptance may not be as the company expects due to the reasons cited above or other reasons, unanticipated reductions in customer orders or delays in shipments of products to customers may occur due to market demand, network deployments, market share awards or other reasons; the company relies on a small number of customers for a substantial portion of its revenues, which could cause financial results to vary from the company’s expectations even if only one of these customers varies the timing or amounts of its purchasing decisions; demand could decrease from the company’s expectations due to general conditions in the telecommunications equipment industry or the world economy generally (particularly in China and the United States), and other risks and uncertainties described more fully in the company’s documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact the company’s business are set forth in the “Risk Factors” section of the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2011. All forward-looking statements in this press release are based on information available to NeoPhotonics as of the date hereof and qualified in their entirety by this cautionary statement, and NeoPhotonics assumes no obligation to revise or update these forward-looking statements.

Use of Non-GAAP Financial Information

To help readers understand the company’s past financial performance and its future results, NeoPhotonics supplements the financial results that it provides in accordance with generally accepted accounting principles, or GAAP, with Non-GAAP financial measures. The company provides Non-GAAP gross margin, Non-GAAP net income, Non-GAAP diluted net income per share and adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, as supplemental information. In computing certain of these Non-GAAP financial measures, the company excludes certain items included under GAAP, including the amortization of intangible assets, stock-based compensation expense, share of loss of unconsolidated investee, deemed dividend on beneficial conversion of Series X redeemable convertible preferred stock and accretion of redeemable convertible preferred stock, and the related tax effects. In computing adjusted EBITDA, the company also excludes interest income and expense, provision for income taxes and depreciation expense.

Management uses these Non-GAAP financial measures to evaluate the operating performance of the business and aid in the period-to-period comparability. Management also uses the Non-GAAP financial measures for planning and forecasting and measuring results against its forecast. Using several measures to evaluate the business allows the company and investors to assess NeoPhotonics’ relative performance and ultimately monitor the company’s capacity to generate returns for its stockholders. The Non-GAAP financial measures provided herein may not provide information that is directly comparable to that provided by other companies in the company’s industry, as other companies may calculate such financial results differently, particularly related to nonrecurring or unusual items. The company’s Non-GAAP financial measures are not measurements of financial performance under GAAP, and should not be considered as alternatives to gross margin, net income, diluted net income per share attributable to NeoPhotonics Corporation common stockholders, or as indications of operating performance or any other measure of performance derived in accordance with GAAP. The company does not consider these Non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the Non-GAAP financial measures to the most directly comparable GAAP financial measures and more information about Non-GAAP financial measures are provided in the financial schedules portion of this press release.

Contacts:

JD Fay

NeoPhotonics Corporation

Chief Financial Officer

ir@neophotonics.com

408-895-6086

Erica Mannion

Sapphire Investor Relations, LLC

ir@neophotonics.com

212-766-1800 Ext. 203

NeoPhotonics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except percentages, share and per share data)

	Three months ended
	Mar. 31, 2011	Dec. 31, 2010	Mar. 31, 2010
Revenue	$50,922	$51,251	$40,208
Cost of goods sold	38,504	37,068	27,510

Gross profit	12,418	14,183	12,698
	24.4%	27.7%	31.6%
Operating expenses:
Research and development	6,559	5,500	4,718
Sales and marketing	2,859	2,674	2,429
General and administrative	4,163	4,588	4,570
Amortization of purchased intangible assets	292	289	284

Total operating expenses	13,873	13,051	12,001

Income (loss) from operations	(1,455)	1,132	697

Interest income	37	44	59
Interest expense	(118)	(159)	(214)
Other expense, net	(27)	(110)	129

Total interest and other expense, net	(108)	(225)	(26)

Income (loss) before income taxes	(1,563)	907	671
Provision for income taxes	(372)	(557)	(610)

Net income (loss)	(1,935)	350	61
Net income attributable to noncontrolling interests	—	—	(80)

Net income (loss) attributable to NeoPhotonics Corporation	(1,935)	350	(19)

Deemed dividend on beneficial conversion of Series X redeemable convertible preferred stock and accretion of redeemable convertible preferred stock	(17,056)	(22)	(37)

Net income (loss) attributable to NeoPhotonics Corporation common stockholders	$(18,991)	$328	$(56)

Net income (loss) per share attributable to NeoPhotonics Corporation common stockholders:
Basic	$(1.26)	$—	$(0.03)

Diluted	$(1.26)	$—	$(0.03)

Weighted average shares used to compute net income (loss) per share attributable to NeoPhotonics Corporation common stockholders:

Basic	15,069,394	1,950,191	1,928,556

Diluted	15,069,394	2,652,772	1,928,556

NeoPhotonics Corporation

Consolidated Balance Sheets (Unaudited)

(In thousands)

	Mar. 31, 2011	Dec. 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$92,539	$25,465
Restricted cash	3,110	3,027
Accounts receivable, net	65,092	54,374
Inventories	25,112	19,426
Prepaid expenses and other current assets	4,027	7,665

Total current assets	189,880	109,957

Property, plant and equipment, net	42,407	43,113
Goodwill	4,323	4,323
Other intangible assets, net	1,967	2,146
Other long-term assets	21,945	12,956

Total assets	$260,522	$172,495

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$35,863	$29,653
Short-term loans and notes payable	17,381	17,205
Current portion of long-term debt	—	5,924
Accrued and other current liabilities	11,004	13,046

Total current liabilities	64,248	65,828
Long-term debt, net of current portion	—	2,912
Deferred income tax liabilities	541	536
Other noncurrent liabilities	1,301	1,316

Total liabilities	66,090	70,592

Commitments and contingencies

Redeemable convertible preferred stock:
Series X redeemable convertible preferred stock	—	46,180
Series 1, 2 and 3 redeemable convertible preferred stock	—	165,361

	—	211,541

Stockholders’ equity (deficit):
Common stock	62	5
Additional paid-in capital	389,660	93,349
Accumulated other comprehensive income	22,444	12,807
Accumulated deficit	(217,734)	(215,799)

Total NeoPhotonics Corporation stockholders’ equity (deficit)	194,432	(109,638)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$260,522	$172,495

NeoPhotonics Corporation

Reconciliation of Consolidated GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(In thousands, except percentages, share and per share data)

	Three months ended
	Mar. 31, 2011	Dec. 31, 2010	Mar. 31, 2010
NON-GAAP GROSS PROFIT:
GAAP gross profit	$12,418	$14,183	$12,698
Amortization of purchased intangible assets (a)	51	307	870
Stock-based compensation expense (b)	678	28	15

Non-GAAP gross profit	$13,147	$14,518	$13,583

Non-GAAP gross margin (% of revenue)	25.8%	28.3%	33.8%

NON-GAAP NET INCOME (LOSS):
GAAP net income (loss) attributable to NeoPhotonics Corporation common stockholders	$(18,991)	$328	$(56)
Amortization of purchased intangible assets (a)	343	596	1,154
Stock-based compensation expense (b)	1,962	358	420
Share of loss of unconsolidated investee (c)	—	444	—
Deemed dividend on beneficial conversion of Series X redeemable convertible preferred stock and accretion of redeemable convertible preferred stock (d)	17,056	22	37
Income tax effect of Non-GAAP adjustments (e)	(234)	(42)	(92)

Non-GAAP net income	$136	$1,706	$1,463

ADJUSTED EBITDA:
GAAP net income (loss) attributable to NeoPhotonics Corporation common stockholders	$(18,991)	$328	$(56)
Amortization of purchased intangible assets (a)	343	596	1,154
Stock-based compensation expense (b)	1,962	358	420
Share of loss of unconsolidated investee (c)	—	444	—
Interest expense, net (f)	81	115	155
Provision for income taxes (g)	372	557	610
Depreciation expense (h)	2,450	2,437	2,003
Deemed dividend on beneficial conversion of Series X redeemable convertible preferred stock and accretion of redeemable convertible preferred stock (d)	17,056	22	37

Adjusted EBITDA	$3,273	$4,857	$4,323

NON-GAAP DILUTED NET INCOME (LOSS) PER SHARE:
GAAP net income (loss) per diluted share attributable to NeoPhotonics Corporation common stockholders	$(1.26)	$—	$(0.03)

Non-GAAP diluted net income per share	$0.01	$0.10	$0.09

SHARES USED TO COMPUTE NON-GAAP DILUTED NET INCOME (LOSS) PER SHARE:

Shares used to compute GAAP diluted net income (loss) per share attributable to NeoPhotonics Corporation common stockholders	15,069,394	2,652,772	1,928,556
Weighted average effect of the assumed conversion of convertible preferred stock from the date of issuance and dilutive securities under the treasury method (i)	6,799,260	14,038,489	14,686,334

Shares used to compute Non-GAAP diluted net income per share	21,868,654	16,691,261	16,614,890

The Non-GAAP financial measures included in the table above adjust for the following items:

a)	Amortization of purchased intangible assets. Included in the GAAP financial results is the amortization of purchased intangible assets associated with prior acquisitions and which is non-cash in nature. The company excludes these expenses from its Non-GAAP financial measures because it believes they are not indicative of the company’s core operating performance.

b)	Stock-based compensation expense. Included in the GAAP financial results are charges for the fair value of stock options, stock appreciation units and employee stock purchase rights granted to employees. While this is a recurring item, management believes that excluding these charges from its Non-GAAP financial measures provides for more accurate comparisons of the company’s historical and current operating results to those of similar companies because various valuation methodologies with subjective assumptions may be used to calculate stock-based compensation expense. In the three months ended March 31, 2011, the stock-based compensation expense included a one time catch-up expense for stock appreciation rights that was contingent on the company’s initial public offering.

c)	Share of loss of unconsolidated investee. Included in the GAAP financial results is the company’s share of loss of unconsolidated investee related to an investment. Management excludes its share of loss of unconsolidated investee from its Non-GAAP financial measures because management believes it is not indicative of the company’s core operating performance.

d)	Deemed dividend on beneficial conversion of Series X redeemable convertible preferred stock and accretion of redeemable convertible preferred stock. This amount adjusts the deemed dividend contingent upon the completion of the company’s initial public offering and the accretion of the company’s preferred stock to redemption value. The company excludes these expenses from its Non-GAAP financial measures because it believes these amounts are not indicative of the company’s core operating performance.

e)	Income tax effect of Non-GAAP adjustments. This amount adjusts the provision for (benefit from) income taxes to reflect the effect of the Non-GAAP adjustments on Non-GAAP net income. The adjustments were calculated by applying the effective tax rate of the entity where each Non-GAAP adjustment was recorded.

f)	Interest expense, net. Included in the GAAP financial results is interest income and interest expense. Although the company’s investing and borrowing activities are elements of its cost structure and provide the company with the ability to generate revenue and returns for its owners, management excludes interest income and interest expense from its adjusted EBITDA financial measure to provide period-to-period comparability of the company’s core operating results unassociated with its investing and borrowing activities.

g)	Provision for income taxes. Included in the GAAP financial results is income tax expense. While the company is subject to various state and foreign taxes and the payment of such taxes is a necessary element of the company’s operations, management excludes income tax expense from its adjusted EBITDA financial measure to provide period-to-period comparability of the company’s core operating results unassociated with the varying effective tax rates to which the company is subject.

h)	Depreciation expense. Included in the GAAP financial results is depreciation expense associated with the company’s capital expenditures. While the use of the capital equipment enables the company to generate revenue for the business, to enable the company to compare its financial results with other companies in the industry, management excludes depreciation expense from its adjusted EBITDA financial measure.

i)	Diluted shares. The shares used to compute diluted net income (loss) per share include the assumed conversion of all outstanding shares of preferred stock into shares of common stock using the as-if-converted method as of the beginning of each period presented or the date of issuance, if later, and the dilutive effect of outstanding stock options, warrants and employee stock purchase rights. In February 2011, in connection with the closing the company’s initial public offering, all of its outstanding preferred stock was converted into shares of common stock.